March 31, 1998



VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


          Re: OXiGENE, Inc. - Form 12b-25, Notification of Late Filing of Form 10-K for the period ended December 31, 1997
               -----------------------------------------------------------------

Ladies and Gentlemen:

     On behalf of OXiGENE, Inc. (the "Company"), we hereby file Form 12b-25 in order to extend the time for filing of the Company's Annual Report on Form 10-K for the period ended December 31, 1997.

     Simultaneously with this filing, we also are sending a copy of this Form 12b-25 to The Nasdaq Stock Market, Inc.

     Please telephone the undersigned at (212) 504-6804 if you have any questions or comments.

                                                      Very truly yours,


                                                        /s/ M. Andica Kunst
                                                      --------------------------
                                                      M. Andica Kunst


cc:      OXiGENE, Inc.
         The Nasdaq Stock Market, Inc.